Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

ConAgra Foods, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-101851 on Form S-3 and Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 033-63061, 33-37293 and 333-137739 on Form S-8 of ConAgra Foods, Inc. of our reports dated July 25, 2007, with respect to the consolidated balance sheets of ConAgra Foods, Inc. and subsidiaries (the Company) as of May 27, 2007 and May 28, 2006, the related consolidated statements of earnings, comprehensive income, common stockholders equity and cash flows for the years then ended, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2007, and the effectiveness of internal control over financial reporting as of May 27, 2007 which reports appear in this May 27, 2007 Form 10-K of ConAgra Foods, Inc..

As discussed in notes 1, 12, and 17 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), during the year ended May 27, 2007.

/s/ KPMG LLP

Omaha, Nebraska

July 25, 2007